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                                                                 Exhibit 23(p)-5



                 BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

                                 CODE OF ETHICS


1.   INTRODUCTION

Bank of Ireland Asset Management (U.S) Limited (BIAM (U.S.)) has adopted a Code of Ethics, designed to reduce the risk of actual or potential conflicts of interest with dealings on behalf of clients. The code applies to all employees, officers and directors of BIAM (U.S.) (including `dual employees' as defined in the ADV). More stringent rules are applied to persons who are deemed to be `Access Persons'.

2.   WHO ARE ACCESS PEOPLE

     For the purpose of this code, an Access Person is;

     o    An officer or director of BIAM (U.S.); or

     o Any BIAM (U.S.) employee who makes or participates in decisions regarding the recommendation to purchase or sell securities on behalf of clients, or who has access to such information;or

     o    Any BIAM (U.S.) employee who executes client trades.

     All Access People will be notified by the Compliance Unit if they have been classified as an Access Person.

3.   WHAT TYPES OF SECURITIES TRANSACTIONS ARE COVERED BY THE CODE

     The Code of Ethics applies to personal dealing in all securities. Certain securities transactions are exempt from the pre-approval and/or the reporting requirements.

4.   EXAMPLES OF THE PERSONAL SECURITIES TRANSACTIONS THAT REQUIRE PRE-APPROVAL

     The following are examples of the types of securities that require pre-approval (covered securities). If any employee is in doubt whether or not a particular type of trade requires approval, they should consult the Compliance Unit.

     o    Equities, futures contracts, options, warrants,


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                                                                 Exhibit 23(p)-5



     o    Participation in any IPO's (generally not granted)

     o Any private placements, any investment in a private company (generally not granted)

     o    Participation in investment clubs

     o    Spread betting on any of the above securities

5.   WHAT TYPES OF SECURITIES DEALING DO NOT REQUIRE PRE-APPROVAL

     Pre-approval is not required for personal dealing in the following securities;

     o Investment in mutual funds, unit trusts or similar collective investment schemes

     o    Money market instruments or fixed interest securities

     o    Direct investment in property

     However, for access persons, there are reporting requirements for trading in some of these investment instruments (see section on requirements for access persons below).

6.   RULES FOR ALL EMPLOYEES (INCLUDING ACCESS PERSONS)

     1. ALL personal securities transactions (except those listed in point 5 above) must be pre-approved by the Compliance Unit.

     2. All transactions must be conducted through the BIAM dealing room, unless permission is granted by the Compliance Unit to deal through a particular broker. Such approval is normally only granted if dealing through a local broker is more efficient, or if the deal requested is of a small size (i.e.: less than $1,500 or equivalent)

     3. Approval to deal through an outside broker will have an expiration time which is generally 24 hours

     4. A copy of all contract notes must be submitted to the Compliance Unit directly from the executing broker.

     5. Approval is generally not granted for investment in any IPO or Private Placement.

     6.   All trades in Irish securities require approval by IBI Corporate
          Finance.

     7. A blackout period applies to personal securities transactions (subject to a de-minimus size of $5,000 or equivalent). Permission will generally be refused if we have executed, or intend to execute a trade in the same security, on the same day for clients.

     8. Employees and Access Persons may not benefit from short term trading in securities. Short term trading is defined as buying and selling (or vice versa) the same security within a 60 day period. Bed



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                                                                 Exhibit 23(p)-5



          & Breakfast (B&B) transactions to realize a profit are exempt from this rule, but all B&B transactions must be pre-approved.

     9. If an employee or Access Person receives free shares they must notify the Compliance Unit of the details e.g.: gift from relative, or shares received through a flotation of a public company.

     10. Transfers of shares out of an employees/access persons name must be pre-approved e.g.: transferring to partner or spouse, or giving shares as a gift.

     11. The above procedures also apply to dealing in Bank of Ireland Stock/Bristol & West securities, except in a `close period.' A `close period' is defined as the period from:

          - 31 March until the preliminary announcement of the annual results (mid-May)

          - 30 September until the announcement of the interim results (mid-November)

          During these `close periods' trading in these stocks is prohibited.

     All the above rules also apply to personal securities trading of any third party (e.g.: spouse, children, relative, friend etc.) where a BIAM employee:

          o    is involved in the decision to trade; or

          o    is funding the transaction.

7.   ADDITIONAL RULES FOR ACCESS PERSONS:

     In addition to the above rules, the following rules also apply to Access Persons;

     o Access Persons will be required to provide a statement of all securities holdings within 10 days of commencement of employment, including holdings in private companies, unit trusts (or any similar collective investment scheme), fixed income securities and money market instruments. Access Persons will also be required to submit an annual holdings report in all securities, within 10 days of request from the Compliance Unit. Access Persons must also ensure a copy contract note is promptly forwarded to the Compliance Unit for dealing in all securities, including those which do not require pre-approval (e.g.: mutual funds & fixed income securities)

          The only securities exempt from these reporting requirements are;

          - U.S. registered open ended investment funds (funds must be registered as investment companies under the U.S. Investment Companies Act 1940)


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                                                                 Exhibit 23(p)-5


          -    Direct obligations of the U.S. Government (e.g.: U.S. Treasury
               Bills)

          - U.S. bank certificates of deposit, U.S. commercial paper and U.S. short term debt instruments (less than 365 days).

     o The blackout period is extended from the same day as a client trade, to 7 days before or after a client trade.

     o    No de-minimus applies to the black-out period.

     o Access Persons will be required to ensure that the Compliance Unit receives a copy contract note, direct from the executing broker, for any securities transaction executed by their spouse, partner, or minor children, living in the same household. This is required even if the Access Person has no involvement in the investment decision, and prior approval was not required.




     ANY BREACHES OF THESE RULES WILL BE VIEWED AS VERY SERIOUS AND MAY RESULT IN DISCIPLINARY ACTION UP TO AND INCLUDING DISMISSAL. ALL EMPLOYEES ARE RESPONSIBLE FOR ENSURE THEY COMPLY WITH THESE RULES. IF IN DOUBT, OR HAVE ANY QUESTIONS ON THE ABOVE, PLEASE CONTACT THE COMPLIANCE UNIT.